EXHIBIT 99.1



                     Analog Devices Reports Results for the
        Fourth Quarter and Fiscal Year 2005; Board of Directors increases dividend to $0.12 per share for the quarter

    Business Editors/Technology Editors

    NORWOOD, Mass.--(BUSINESS WIRE)--Nov. 15, 2005--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $622 million for the fourth quarter of fiscal 2005, 7% above the immediately prior quarter and a decrease of 2% compared to the same quarter one year ago.

    Diluted earnings per share (EPS) under generally accepted accounting principles (GAAP) was $0.18 for the fourth quarter, compared to $0.34 for the same period one year ago and $0.32 for the third quarter of fiscal 2005. The fourth quarter results were reduced by $0.18 associated with the previously announced restructuring charges and the repatriation of foreign earnings. The restructuring charge of $31.5 million impacted EPS by $0.05 and the additional tax expense of $49 million impacted EPS by $0.13.

    The Board of Directors declared a cash dividend for the fourth quarter of fiscal 2005 of $0.12 per outstanding share of common stock, compared to $0.10 declared in the previous quarter. The dividend will be paid on December 14, 2005 to all shareholders of record at the close of business on November 25, 2005.

    Revenue for fiscal year 2005, which ended October 29, 2005, totaled $2.39 billion, a decline of 9% compared to fiscal year 2004. Compared to fiscal 2004 diluted EPS of $1.45, fiscal 2005 diluted EPS was $1.08, which was reduced by $0.18 due to the restructuring charges and the additional tax expense recorded in the fourth quarter of fiscal 2005.

    "The fourth quarter of fiscal 2005 turned out to be a very strong quarter for ADI, with revenue growing 7% sequentially, well above the level planned for the quarter," said Jerald G. Fishman, president and CEO of Analog Devices, Inc. "Our strongest sequential revenue growth came from the communications market, and in particular, from cellular telephones and from networking applications. In the fourth quarter, communications applications grew approximately 18% compared to the immediately prior quarter and represented 30% of sales.

    "We also enjoyed continuing strength from sales to consumer customers in applications areas such as digital cameras and advanced televisions, both areas where we are well-positioned with the market share leaders. In the fourth quarter, 16% of sales were to consumer customers and revenue from this end market grew 10% compared to the third quarter of fiscal 2005.

    "Revenue from computer customers increased by 3% in the fourth quarter compared to the immediately prior quarter. Computer customers represented approximately 15% of sales in the fourth quarter.

    "Revenue from our broad base of industrial customers, representing factory automation, medical instrumentation, defense and security systems, as well as automotive electronics, was approximately flat for the fourth quarter compared to the immediately prior quarter and totaled approximately 39% of sales."

    In the fourth quarter, analog product revenue increased 3% from the immediately prior quarter, increased 1% compared to the same period one year ago, and represented 81% of total sales. For the fiscal year 2005, revenue from analog products declined 7% year-over-year, after growing 31% in fiscal year 2004 and 16% in fiscal year 2003.

    Converter products, ADI's largest analog product category, represented 44% of total ADI sales in the fourth quarter as revenue increased 4% compared to the immediately prior quarter and 9% compared to the same period one year ago. For the fiscal year 2005, revenue from converter products was slightly lower than the previous year, after growing 31% in fiscal year 2004 and 25% in fiscal year 2003.

    DSP product revenue for the fourth quarter increased 26% from the immediately prior quarter, declined 11% compared to the same period one year ago, and represented 19% of sales. Revenue from general-purpose DSP products, which are included in DSP product revenue, represented approximately 7% of total ADI sales in the fourth quarter. General-purpose DSP product revenue, which is derived from a broad base of customers across many diverse applications, grew 2% in the fourth quarter compared to the immediately prior quarter and 13% compared to the same period one year ago. For fiscal year 2005, revenue from all DSP products declined 18% year-over-year, after growing 21% in fiscal year 2004 and 35% in fiscal year 2003.

    Gross margins for the fourth quarter were 58.3%, compared to 58.1% in the immediately prior quarter. Operating profits for the fourth quarter totaled $123 million or approximately 20% of sales, after including $31.5 million of restructuring-related expense, which is equivalent to approximately 5% of sales.

    "Cash flow was very strong in the fourth quarter, with cash flow from operations totaling $200 million or approximately 32% of sales," said Mr. Fishman. "During the quarter, we spent $21 million on capital expenditures and we returned $278 million to shareholders by repurchasing approximately 6.7 million shares of ADI common stock for $241 million and by paying $37 million in cash dividends."

    In the fourth quarter, inventory declined sequentially by approximately $20 million, resulting in days cost of sales in inventory declining to 115 days.

    Accounts receivable balances remained under good control. Days sales in accounts receivable were 47 days for the fourth quarter.

    According to Mr. Fishman, "Orders were strong in the fourth quarter in every region of the world with the exception of Europe where orders declined sequentially. Turns orders (orders booked and shipped during the quarter) remained high and comprised approximately 50% of sales for the fourth quarter. Inventory levels declined in distribution. This is all consistent with our continuing short lead times and the high turns environment in which we are still operating."

    Regarding the near-term outlook, Mr. Fishman said, "As we enter 2006, we are planning for a good year. Our 13-week backlog at the beginning of the first quarter is 4% higher than last quarter. Due to the normal seasonality in the consumer and industrial markets, we are planning for first quarter revenue to be approximately equal to fourth quarter levels and for first quarter EPS to be approximately $0.31, which is reduced by approximately $0.05 of previously announced restructuring-related expense and stock-based compensation expense. The planned $7.7 million of restructuring-related expense is estimated to impact EPS by $0.01 and the estimated $20 million of stock-based compensation expense is expected to impact EPS by $0.04."

    ADI will begin expensing stock-based compensation in the first quarter of 2006. The company has provided a table at http://phx.corporate-ir.net/phoenix.zhtml?c=95455&p=irol-irHome which includes estimates of the impact of stock-based compensation and the impact of previously announced restructuring-related expenses on the company's 2006 quarterly financial statements.

    Regarding the balance of fiscal year 2006, Mr. Fishman said, "We are planning for sequential revenue growth to resume in the second quarter and for gross margins to continue to improve throughout the year as we increase the utilization of our internal wafer fabs. We intend to keep expenses tightly constrained, with most increases tied directly to improving financial performance. In aggregate, we are planning to hold the rate of expense growth well below the rate of sales growth and thereby continue to increase operating profits by a high percentage of the planned sales growth. We believe that throughout 2006 the breadth of our high performance analog and DSP technology and the diversity of applications where this technology helps differentiate our customers' end systems will continue to produce excellent results for our shareholders."

    Mr. Fishman will discuss the fourth quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

    A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687
(replay only) and providing the conference ID: 1856227 or by visiting the Investor Relations page on ADI's web site.

    About Analog Devices

    Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.

    Safe harbor statement under the Private Securities Litigation
Reform Act of 1995:

    This press release contains forward-looking statements, including our statements regarding planned revenue, earnings, and operating margins, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, our ability to hire engineers and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended July 30, 2005, as filed with the Securities and Exchange Commission.



 Analog Devices Supplemental Information, Fourth Quarter, Fiscal 2005

                       Sales/Earnings Summary
              (In thousands, except per-share amounts)

                                       4Q 05      3Q 05      4Q 04
--------------------------------------------------------------------
  Three Months Ended               October 29,  July 30,  October 30,
                                      2005        2005       2004
---------------------------------------------------------------------
Net Sales                          $  622,130 $  582,416 $  632,124
   Y/Y Growth                              -2%       -19%        13%
   Q/Q Growth                               7%        -4%       -12%
Cost of Sales                         259,455    244,178    255,832
Gross Margin                          362,675    338,238    376,292
   Percent of Sales                      58.3%      58.1%      59.5%
----------------------------------------------------------------------
Operating Expenses:
   R&D                                123,704    119,217    131,798
   Selling, Marketing and G&A          84,715     84,407     86,354
   Special charges                     31,480          -          -
----------------------------------------------------------------------
Operating Income                      122,776    134,614    158,140
   Percent of Sales                      19.7%      23.1%      25.0%
----------------------------------------------------------------------
Other (Income) Expense                (21,890)   (19,062)   (13,077)
----------------------------------------------------------------------
Income Before Tax                     144,666    153,676    171,217
Provision for Taxes                    76,325     32,272     38,951
   Tax Rate                                53%        21%        23%
----------------------------------------------------------------------
Net Income                         $   68,341 $  121,404 $  132,266
   Percent of Sales                        11%        21%        21%
----------------------------------------------------------------------

Shares used for EPS - Basic           369,945    370,985    376,064
Shares used for EPS - Diluted         380,607    382,830    389,257

Earnings per Share - Basic         $     0.18 $     0.33 $     0.35
Earnings per Share - Diluted       $     0.18 $     0.32 $     0.34

Dividends declared per share       $     0.10 $     0.10 $     0.06
----------------------------------------------------------------------



---------------------------------------------------------
Twelve Months Ended               October 29, October 30,
                                      2005       2004
---------------------------------------------------------
Net Sales                          $2,388,808 $2,633,800
   Y/Y Growth                              -9%        29%
Cost of Sales                       1,005,968  1,079,999
Gross Margin                        1,382,840  1,553,801
   Percent of Sales                      57.9%      59.0%
---------------------------------------------------------
Operating Expenses:
   R&D                                497,097    514,442
   Selling, Marketing and G&A         338,276    340,036
   Special charges                     31,480          -
---------------------------------------------------------
Operating Income                      515,987    699,323
   Percent of Sales                      21.6%      26.6%
---------------------------------------------------------
Other (Income) Expense                (71,703)   (33,413)
---------------------------------------------------------
Income Before Tax                     587,690    732,736
Provision for Taxes                   172,903    161,998
   Tax Rate                                29%        22%
---------------------------------------------------------
Net Income                         $  414,787 $  570,738
   Percent of Sales                        17%        22%
---------------------------------------------------------

Shares used for EPS - Basic           371,791    375,031
Shares used for EPS - Diluted         383,474    392,854

Earnings per Share - Basic         $     1.12 $     1.52
Earnings per Share - Diluted       $     1.08 $     1.45

Dividends declared per share       $     0.32 $     0.20
---------------------------------------------------------

 Analog Devices Supplemental Information, Fourth Quarter, Fiscal 2005
                  Selected Balance Sheet Information
                            (In thousands)

                                      4Q 05      3Q 05      4Q 04
--------------------------------------------------------------------
                                   October 29,  July 30, October 30,
                                      2005        2005       2004
--------------------------------------------------------------------
Cash & Short-term Investments      $2,705,942 $2,783,886 $2,684,970
Accounts Receivable, Net              320,523    302,375    330,183
Inventories                           325,605    345,949    348,407
Other Current Assets                  380,386    135,564    132,385
--------------------------------------------------------------------
  Total Current Assets              3,732,456  3,567,774  3,495,945
PP&E, Net                             599,906    617,038    667,779
Investments                            45,365    280,110    317,017
Intangible Assets                     167,576    167,404    169,382
Other                                  37,908     67,735     73,148
--------------------------------------------------------------------
Total Assets                       $4,583,211 $4,700,061 $4,723,271
--------------------------------------------------------------------

Deferred Income-Shipments to
 Distributors                      $  121,802 $  131,031 $  157,951
Other Current Liabilities             700,624    423,361    417,627
Non-Current Liabilities                69,284    310,950    348,121
Stockholders' Equity                3,691,501  3,834,719  3,799,572
--------------------------------------------------------------------
Total Liabilities & Equity         $4,583,211 $4,700,061 $4,723,271
--------------------------------------------------------------------


         Capital Expenditures, Depreciation & Amortization
                           (In thousands)

                                       4Q 05      3Q 05      4Q 04
  Three Months Ended               October 29,  July 30, October 30,
                                       2005       2005        2004
---------------------------------------------------------------------
Capital Expenditures               $   21,029 $   18,912 $   38,296
Depreciation                       $   38,054 $   37,801 $   37,757
Amortization of Intangibles        $      342 $      672 $      677

  Twelve Months Ended              October 29, October 30,
                                       2005       2004
---------------------------------------------------------
Capital Expenditures               $   85,457 $  146,245
Depreciation                       $  153,181 $  149,920
Amortization of Intangibles        $    2,383 $    2,710




    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro, 781-461-3282
             Director of Corporate Communications
             fax: 781-461-3491
             investor.relations@analog.com